UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

SCHEDULE 14A

_____________________

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2)
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ALLIED GAMING & ENTERTAINMENT, INC.
(Name of Registrant as Specified In Its Charter)

________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a- 6(i)(1) and 0-11.

ALLIED GAMING & ENTERTAINMENT, INC.
745 Fifth Avenue, Suite 500
New York, NY, 10151

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 13, 2023

TO THE STOCKHOLDERS OF ALLIED GAMING & ENTERTAINMENT, INC.:

NOTICE IS HEREBY GIVEN that the 2023 annual meeting of stockholders (the “annual meeting”) of Allied Gaming & Entertainment, Inc. (the “Company”) will be held virtually and exclusively online via live audio-only webcast on Tuesday, June 13, 2023, at 10:00 a.m. Eastern time, or at any adjournment or adjournments thereof, for the following purposes:

1.      To elect one Class A director nominated by the Board of Directors to serve for a three-year term expiring in 2026 (Proposal 1); and

2.      To ratify the appointment of ZH CPA, LLC to act as the Company’s independent registered public accounting firm (Proposal 2);

We will ask you to transact any other business as may properly come before the annual meeting or any adjournments thereof.

These items of business are more fully described in the proxy statement accompanying this Notice.

You will be able to attend the annual meeting online and vote your shares electronically during the annual meeting by visiting https://www.cstproxy.com/alliedgaming/2023. Because the annual meeting is being conducted electronically, you will not be able to attend the annual meeting in person.

The record date for the annual meeting is May 4, 2023. Only stockholders of record at the close of business on that date may vote at the annual meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,
/s/ Yinghua Chen
Yinghua Chen
Chief Executive Officer

May 19, 2023

Your vote is important. Whether or not you attend the annual meeting virtually, it is important that your shares be represented at the annual meeting. You may vote your proxy through the internet, or by mail by completing and returning the proxy card mailed to you. Voting instructions are printed on your proxy card and included in the proxy statement. If you participate virtually in the annual meeting, you may vote at that time, even if you previously submitted your vote. Even if you plan to participate in the annual meeting, we urge you to vote as soon as possible over the internet or by mail as described in the proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE VIRTUAL STOCKHOLDER MEETING TO BE HELD ON JUNE 13, 2023

The proxy statement for the annual meeting and the Company’s Annual Report on Form 10-K, and amendments thereto on Form 10-K/A, for the fiscal year ended December 31, 2022, each of which is included with this Notice, are also available to you on the internet. We encourage you to review all of the important information contained in the proxy materials before voting. To view the proxy statement and Annual Report on Form 10-K, and amendments thereto on Form 10-K/A, on the internet, visit https://www.cstproxy.com/alliedgaming/2023.

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ALLIED GAMING & ENTERTAINMENT, INC.
745 Fifth Avenue, Suite 500
New York, NY, 10151

PROXY STATEMENT
FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 13, 2023

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We are providing you with these proxy materials because the board of directors (the “Board of Directors” or the “Board”) of Allied Gaming & Entertainment, Inc. (sometimes referred to as “we,” “us,” “our” or the “Company”) is soliciting your proxy to vote at the 2023 annual meeting of stockholders, including at any adjournments or postponements thereof (the “annual meeting”). The annual meeting will be held on June 13, 2023, at 10:00 a.m. Eastern time, virtually and exclusively online via live audio-only webcast at https://www.cstproxy.com/alliedgaming/2023.

We intend to mail this proxy statement and accompanying proxy card on or about May 19, 2023, to all stockholders of record entitled to vote at the annual meeting.

Why are you holding a virtual annual meeting?

As part of our effort to maintain a safe and healthy environment for our directors, members of management and stockholders who wish to attend the annual meeting, we believe that hosting a virtual meeting is in the best interest of the Company and its stockholders and enables increased stockholder attendance and participation because stockholders can participate from any location around the world. Stockholders will have the same rights and opportunities to participate as they would have at an in-person meeting.

How do I attend the annual meeting?

You cannot attend the annual meeting physically. You can attend the annual meeting by visiting https://www.cstproxy.com/alliedgaming/2023, where you will be able to listen to the annual meeting live and vote online.

The annual meeting will start at 10:00 a.m. Eastern time on June 13, 2023. We encourage you to access the annual meeting prior to the start time to allow time for online check-in. We have worked to offer the same participation opportunities as would be provided at an in-person meeting while further enhancing the online experience available to all stockholders regardless of their location. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers. If you experience technical difficulties during the annual meeting, you should call the technical support phone number provided when you log in to the annual meeting.

In order to enter the annual meeting virtually, you will need your unique 12-digit control number, which is printed on your proxy card, or included with your voting instruction card and voting instructions received from your broker, bank, trustee, or nominee if you are the beneficial owner of the shares held in “street name.”

What if I cannot virtually attend the annual meeting?

You may vote your shares electronically before the meeting by internet or by proxy as described below. You do not need to access the annual meeting audio-only webcast to vote if you submitted your vote via proxy or by internet in advance of the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on May 4, 2023 will be entitled to vote at the annual meeting. On the record date, there were 37,244,206 shares of common stock outstanding and entitled to vote. A list of such holders will be open to the examination of any stockholder for any purpose germane to the annual meeting at Allied Gaming & Entertainment, Inc., 745 Fifth Avenue, Suite 500, New York, NY 10151 for a period of ten (10) days prior to the annual meeting. Please contact our Chief Financial Officer to make arrangements to inspect the list.

Stockholder of Record — Shares Registered in Your Name:    If on May 4, 2023, your shares were registered directly in your name with our transfer agent, Continental Stock Transfer & Trust, then you are a stockholder of record. As a stockholder of record, you may vote at the annual meeting virtually or vote by proxy prior to the annual meeting. Whether or not you plan to attend the annual meeting, we urge you to vote by proxy through the internet, or using a proxy card to ensure your vote is counted.

Beneficial Owner — Shares Registered in the Name of a Broker or Bank:    If on May 4, 2023, your shares were not registered in your name, but instead are held in an account at a brokerage firm, bank, dealer or similar organization, then you are the beneficial owner of shares held in “street name” and proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. Since you are not the stockholder of record, however, you may not vote your shares at the annual meeting even if you participate virtually unless you request and obtain a valid proxy from your broker, bank or other agent.

What am I voting on?

There are two matters scheduled for a vote:

1.      The election of one Class A directors (Proposal 1); and

2.      Ratification of the appointment of ZH CPA, LLC to act as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023 (Proposal 2).

What if another matter is properly brought before the annual meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

With respect to Proposal 1, you may vote “FOR” the nominee to the Board of Directors or you may “WITHHOLD” your vote for the nominee. With respect to the other proposals, you may vote “FOR” or “AGAINST,” or you may abstain from voting.

Stockholder of Record — Shares Registered in Your Name:    If you are a stockholder of record, you may vote at the annual meeting, vote by proxy using the enclosed proxy card or vote by proxy via the internet. Whether or not you plan to attend the virtual meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the virtual meeting and vote your shares even if you have already voted by proxy:

•        To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•        To vote online before the annual meeting, go to www.cstproxyvote.com and transmit your voting instructions up until 11:59 p.m. Eastern time on June 12, 2023. Have your proxy card in hand when you access the web site and follow the instructions to vote your shares.

•        To vote online during the annual meeting, visit https://www.cstproxy.com/alliedgaming/2023. Be sure to have your proxy card available and follow the instructions given on the secure website. You will need the 12-digit control number that is printed on your proxy card to vote online at the annual meeting.

Beneficial Owner — Shares Registered in the Name of a Broker or Bank:    If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should receive a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is submitted to your broker or bank. Alternatively, you may vote over the internet as instructed by your broker or bank. To vote in real time at the annual meeting, you must obtain a valid legal proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials or contact your broker or bank to request a proxy form.

We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers. How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of May 4, 2023.

If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?

If you are a stockholder of record and do not vote by completing your proxy card, through the internet or by voting electronically at the annual meeting, your shares will not be voted.

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “FOR” the election of the nominee for director, and “FOR” the ratification of ZH CPA, LLC as our auditors for the fiscal year ending December 31, 2023. If any other matter is properly presented at the annual meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using your proxyholder’s best judgment.

If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?

If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. Under applicable exchange rules, brokers, banks and other securities intermediaries may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under such rules, but not with respect to “non-routine” matters. Proposal 1 is considered to be “non-routine” under applicable exchange rules and Proposal 2 is considered to be “routine” under such rules.

If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in street name does not give voting instructions to his or her broker, bank or other securities intermediary holding his or her shares as to how to vote on matters deemed to be “non-routine”, the broker, bank or other such agent cannot vote the shares. These un-voted shares are counted as “broker non-votes.” Proposal 1 is considered a “non-routine” proposal and therefore, we expect broker non-votes to exist in connection with such proposal. Broker non-votes will have no effect on the outcome of Proposal 1. Proposal 2 is considered to be a “routine” proposal and therefore, we do not expect broker non-votes to exist in connection with such proposal.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the annual meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•        You may submit another properly completed proxy card with a later date (which automatically revokes the earlier proxy).

•        You may grant a subsequent proxy through the internet.

•        You may send a timely written notice that you are revoking your proxy to our Secretary at our principal executive offices at 745 Fifth Avenue, Suite 500, New York, NY 10151.

•        You may attend the virtual annual meeting and vote online by following the instructions posted at https://www.cstproxy.com/alliedgaming/2023. Simply attending the annual meeting will not, by itself, revoke your proxy. Even if you plan to attend the annual meeting virtually, we recommend that you also submit your proxy or voting instructions or vote through the internet so that your vote will be counted if you later decide not to attend the annual meeting.

Your most current proxy card or internet proxy is the one that is counted.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

How are votes counted?

Votes will be counted by the inspector of election appointed for the annual meeting, who will separately count, for the proposal to elect directors (Proposal 1), votes “FOR,” “WITHHOLD” and broker non-votes; and with respect to ratifying the appointment of ZH CPA, LLC to act as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023 (Proposal 2) and any other proposals properly presented at the annual meeting, votes “FOR” and “AGAINST,” abstentions and, if applicable, broker non-votes. Abstentions will have the same effect as “AGAINST” votes on Proposal 2, and will have “NO EFFECT” on Proposal 1. Broker non-votes will have “NO EFFECT” on Proposal 1 and will not be counted towards the vote total for the director nominee.

Is cumulative voting permitted for the election of directors?

No. You will not be permitted to cumulate your votes for the election of directors. Under Delaware law, stockholders are not entitled to cumulative voting rights unless a corporation’s certificate of incorporation explicitly authorizes such rights. The Company’s certificate of incorporation does not authorize cumulative voting rights for stockholders.

How many votes are needed to approve each proposal?

The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal No.	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Election of directors

Directors will be elected by a plurality of the votes cast by the holders of shares present or represented by proxy and entitled to vote on the election of directors. The nominee receiving the most “FOR” votes will be elected as directors

			No effect	No effect
2	Ratification of the appointment of ZH CPA, LLC to act as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023	“FOR” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter	Against	Not applicable(1)

____________

(1)      This proposal is considered a “routine” proposal under applicable exchange rules. Accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank or other agent that holds your shares, your broker, bank or other agent has discretionary authority to vote your shares on this proposal.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the issued and outstanding shares of common stock entitled to vote are deemed present at the annual meeting, in person or represented by proxy. On the record date, there were 37,244,206 shares outstanding and entitled to vote. Thus, the holders of 18,622,104 shares must be deemed present in person or represented by proxy at the annual meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote electronically at the annual meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of the votes entitled to be cast by the stockholders entitled to vote thereat may adjourn the annual meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file with the Securities and Exchange Commission within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Do I have any dissenters’ or appraisal rights with respect to any of the matters to be voted on at the annual meeting?

No. None of our stockholders has any dissenters’ or appraisal rights with respect to the matters to be voted on at the annual meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

We currently have eleven directors serving on our Board of Directors.

Our Second Amended and Restated Certificate of Incorporation provides for a classified Board of Directors in which directors are divided into three classes, designated as Class A, Class B and Class C. Each class serves staggered, three year terms. The terms of office of our Class A directors expires at the annual meeting. The terms of office of our Class B directors will expire at the annual meeting of stockholders to be held in 2024, and the terms of office of our Class C directors will expire at the annual meeting of stockholders to be held in 2025. If elected at the annual meeting, each of our Class A directors will hold office for a term of three years or until his or her successor is elected and shall have qualified, or until his or her earlier death, resignation, removal or disqualification.

The following chart sets forth the current three classes of directors.

Director Nominee/Director	Class	Expiration of Term of Director
Lyle Berman	Class A	2023
Benjamin Oehler	Class A	2023
Yangyang Li	Class A	2023
Bradley Berman	Class B	2024
Joseph Lahti	Class B	2024
Jingsheng (Jason) Lu	Class B	2024
Guanzhou (Jerry) Qin	Class B	2024
Yinghua Chen	Class C	2025
Yushi Guo	Class C	2025
Adam Pliska	Class C	2025

Our Board of Directors has nominated Yangyang Li to the Board of Directors as a Class A director for election at the annual meeting. The Nominating and Governance Committee has not nominated Mr. Lyle Berman and Mr. Oehler for reelection at the annual meeting, as such Mr. Lyle Berman and Mr. Oehler will not stand for reelection.

If elected, the nominee has consented to serve as one of our directors, to hold office until the expiration of his or her term and until his or her successor has been duly elected and qualified, or, if sooner, until his earlier death, resignation or removal. Proxies cannot be voted for a greater number of persons than the number of nominees named in the proxy statement. If any director nominee should withdraw or otherwise become unavailable to serve, the proxies which would have otherwise been voted for that director nominee may be voted for a substitute director nominee selected by our Board. We are not aware of any reason that a nominee will be unable or unwilling to serve as a director.

The following table sets forth each Class A Director nominee to be elected at the annual meeting, the year the nominee was first appointed as a director, the position(s) currently held by the nominee with us and the year the nominee’s term will expire, if such nominee is elected at the annual meeting. The nominee’s biography, as well as the biographies of our directors who are continuing in office, are set forth later in this proxy statement under the caption “Current Directors, Director Nominees and Executive Officers — Our Board of Directors.”

Name of Nominee	Position(s) with the Company	Year First Became a Director	Year Proposed Term Will Expire
Yangyang Li	Director	2021	2026

Our Nominating and Corporate Governance Committee seeks to assemble a Board of Directors that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and management experience necessary to oversee and direct our business. To that end, the Nominating and Corporate Governance Committee has evaluated the Board of Director’s current members in the broader context of the Board of Director’s overall composition. The Nominating and Corporate Governance Committee maintains a goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating and Corporate Governance Committee views as critical to effective functioning of the Board.

Vote Required

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The nominees receiving the highest number of “FOR” votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominee named above. If any nominee should withdraw or otherwise become unavailable for reasons not presently known, the proxies which would have otherwise been voted for that nominee may be voted for a substitute director nominee selected by our Board of Directors.

The Board of Directors recommends that you vote “FOR” the election of the Class A Director nominee named above.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF ZH CPA, LLC TO ACT AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR ENDING DECEMBER 31, 2023

Our Board of Directors and management are committed to the quality, integrity and transparency of the Company’s financial reports. In accordance with the duties set forth in its written charter, the audit committee of our Board of Directors, which consists of entirely independent directors, has appointed ZH CPA, LLC as our independent registered public accounting firm for our fiscal year ending December 31, 2023. In November 2022, we announced that our audit committee had approved the engagement of ZH CPA, LLC as our independent registered public accounting firm, replacing Marcum LLP, our prior independent registered public accounting firm.

A representative of ZH CPA, LLC is expected to attend the annual meeting and he or she will be available to respond to appropriate questions from stockholders.

We are not required by statute or our bylaws or other governing documents to obtain stockholder ratification of the appointment of ZH CPA, LLC as our independent registered public accounting firm. The audit committee has submitted the selection of ZH CPA, LLC to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the appointment, the audit committee may reconsider its selection. Notwithstanding the proposed ratification of the selection of ZH CPA, LLC by the stockholders, the audit committee, in its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year without notice to, or the consent of, the stockholders, if the audit committee determines that such a change would be in our best interests and the best interests of our stockholders.

Change of Independent Public Accountants

As previously reported on the Company’s Current Report on Form 8-K, dated November 23, 2022, the Audit Committee conducted a comprehensive, competitive process to determine the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2023. On November 22, 2022, the Company dismissed Marcum LLP as the Company’s independent registered public accounting firm in connection with auditing the Company’s financial statements for fiscal year 2022. The dismissal of Marcum LLP was approved by the Company’s Audit Committee on November 18, 2022.

The reports of Marcum on the Company’s audited consolidated financial statements for the two most recent fiscal years ended December 31, 2021 and 2020 (the “Marcum Reports”) did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. The Marcum Report included in the Company’s Annual Report on Form 10-K for the fiscal year, however, included an explanatory paragraph related to the substantial doubt about the Company’s ability to continue as a going concern. During the Company’s two most recent fiscal years ended December 31, 2021 and 2020, and during the subsequent interim period preceding Marcum’s dismissal, there were no disagreements with Marcum on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Marcum, would have caused Marcum to make reference to the subject matter of the disagreements in connection with the Marcum Reports. In connection with the preparation of the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2021, and the Quarterly Reports on Form 10-Q for the fiscal quarters ending March 31, 2022, June 30, 2022 and September 30, 2022 (collectively, the “Reports”), Marcum advised the Company of the following categories of deficiencies that constitute material weaknesses in the Company’s internal controls over financial reporting, all of which were previously disclosed by the Company in the applicable Reports:

1.      inadequate internal controls over the timely preparation and filing of the consolidated financial statements, inadequate controls over the accounting for complex financial instruments (such as warrants), and untimely annual closing of the books;

2.      inadequate controls and procedures as they relate to completeness of information reported by certain third parties that process transactions related to specific revenue streams;

3.      inadequate segregation of duties resulting from limited accounting staff and resources;

4.      inadequate information technology general controls as it relates to user access and change management; and

5.      inadequate review of schedules utilized to record depreciation/amortization and stock-based compensation schedules.

The Company previously remediated deficiency items 1 and 2 above. Management has begun to take action, including the engagement of additional accounting personnel and compliance resources, to address the remaining material weaknesses. As of March 31, 2023, the Company believes item number 5 above is no longer an outstanding deficiency. Notwithstanding the material weaknesses in internal control over financial reporting described above, the Company’s management has concluded that its condensed consolidated financial statements included in the Reports are fairly stated in all material respects in accordance with accounting principles generally accepted in the United States of America.

Engagement of New Independent Registered Public Accounting Firm

On November 21, 2022, the Company’s Audit Committee approved the engagement of ZH CPA, LLC as the Company’s new independent registered public accounting firm to audit the Company’s financial statements commencing fiscal year 2022.

During the years ended December 31, 2021 and 2020 and through November 22, 2022, neither the Company nor anyone on its behalf consulted ZH CPA, LLC regarding (i) the application of accounting principles to a specific completed or contemplated transaction, (ii) the type of audit opinion that might be rendered on the Company’s financial statements, or (iii) any matter that was the subject of a disagreement or event identified in response to Item 304(a)(1) of Regulation S-K (there being none).

Vote Required

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the appointment of ZH CPA, LLC as our independent registered public accounting firm for fiscal 2023.

Principal Accountant Fees and Services

Fees Paid to Independent Registered Public Accounting Firms

The following table shows the fees that were billed for audit and other services provided by the Company’s previous registered accounting firm, Marcum LLP, during the 2022 and 2021 fiscal years, and the Company’s newly appointed independent public accounting firm, ZH CPA, LLC, during the 2022 fiscal year:

	Marcum LLP		ZH CPA, LLC
	For the Fiscal Years Ended December 31,		For the Fiscal Year Ended December 31, 2022
	2022	2021
Audit Fees(1)	$168,075	$401,125	$168,000
Audit-Related Fees(2)	47,000	—
Tax Fees(3)	—	—
All Other Fees(4)	—	—
Total Fees	$215,075	$401,125	$168,000

____________

(1)      Audit Fees consist of fees for professional services rendered for the audit of our consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)      Audit-Related Fees consist principally of assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements but not reported under the caption Audit Fees above. These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards. The Audit Committee approve 100% of the services described herein.

(3)      Tax Fees typically consist of fees for tax compliance, tax advice, and tax planning.

(4)      All Other Fees typically consist of fees for permitted non-audit products and services provided.

Pre-Approval Policy

The audit committee has and will pre-approve all auditing services and permitted non-audit services to be performed for us by our auditors, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in the Exchange Act which are approved by the audit committee prior to the completion of the audit).

CURRENT DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS

Our Board of Directors

Our Second Amended and Restated Certificate of Incorporation provides for a classified Board of Directors in which directors are divided into three classes, designated as Class A, Class B and Class C. Each class serves staggered, three year terms. The terms of office of our Class A directors will expire at the annual meeting of stockholders to be held in 2023. The terms of office of our Class B directors will expire at the annual meeting of stockholders to be held in 2024. The terms of office of our Class C directors will expire at the annual meeting of stockholders to be held in 2025.

Set forth below are the names and certain information about each of our directors as of May 4, 2023. The information presented includes each director’s age, principal occupation and business experience for the past five years and the names of other public companies of which he or she has served as a director during the past five years. In addition, the table contains information about the specific and particular experience, qualifications, attributes or skills of each director nominee.

Name	Director Class	Positions and Offices Held	Director Since	Director Term Expires	Age
Lyle Berman	Class A	Director, Co-Chair	2019	2023	81
Yangyang Li	Class A	Director, Co-Chair	2021	2023	44
Benjamin Oehler	Class A	Director	2019	2023	74
Bradley Berman	Class B	Director	2019	2024	51
Joseph Lahti	Class B	Director	2019	2024	62
Jingsheng (Jason) Lu	Class B	Director	2021	2024	44
Guanzhou (Jerry) Qin	Class B	Director	2021	2024	45
Yinghua Chen	Class C	Chief Executive Officer, Director and President	2020	2025	43
Yushi Guo	Class C	Director	2022	2025	50
Adam Pliska	Class C	Director	2019	2025	50
Yuanfei Qu	Class C	Director	2022	2025	44
Name of Director and/or Nominee	Principal Occupation, Business Experience For the Past Five Years and Directorships of Public Companies
CLASS A
Lyle Berman

Lyle Berman has served as a director of the Company since May 2017 (when the Company at the time of such election was Black Ridge Acquisition Corp.). Mr. Berman has served as co-Chair of the Company since December 2021. Prior, he served as Chair of the Company from August 2019-December 2021. In addition to co-Chair of the Company, Mr. Berman is also Vice President, Mergers & Acquisitions. Mr. Berman served as the Company’s President from November 2021 until February 2022, at which time Mr. Berman was appointed as the Company’s Interim Chief Executive Officer. Mr. Berman served as Interim Chief Executive Officer until September 2022. Mr. Berman has served as a director of Sow Good Inc., f/k/a Black Ridge Oil & Gas, Inc. since October 2016, and is also a director of Golden Entertainment, Inc., Mill City Ventures III, Ltd., Auego Affinity Marketing, Inc., 52 Gaming, LLC, Redstone American Grill, Inc., LubeZone, Inc., Drake’s Organic Spirits, LLC, Foxo Technologies and Sow Good, Inc. Since June 1990, Mr. Berman has been the chair and chief executive officer of Berman Consulting Corporation, a private consulting firm he founded. Mr. Berman began his career with Berman Buckskin, his family’s leather business, which he helped grow into a major specialty retailer with 27 outlets. After selling Berman Buckskin to W.R. Grace in 1979, Mr. Berman continued as president and chief executive officer and led the company to become one the country’s largest retail leather chains, with over 200 stores nationwide. In 1990, Mr. Berman participated in the founding of Grand Casinos, Inc. Mr. Berman is credited as one of the early visionaries in the development of casinos outside of the traditional gaming markets of Las Vegas and Atlantic City. In less than five years, the company opened eight casino resorts in four states. In 1994, Mr. Berman financed the initial development

Name of Director and/or Nominee	Principal Occupation, Business Experience For the Past Five Years and Directorships of Public Companies

of Rainforest Cafe. He served as the chair and chief executive officer from 1994 until 2000. In October 1995, Mr. Berman was honored with the B’nai B’rith “Great American Traditions Award.” In April 1996, he received the Gaming Executive of the Year Award; in 2004, Mr. Berman was inducted into the Poker Hall of Fame; and in 2009, he received the Casino Lifetime Achievement Award from Raving Consulting & Casino Journal. In 1998, Lakes Entertainment, Inc. was formed. In 2002, as chair of the board and chief executive officer of Lakes Entertainment, Inc., Mr. Berman was instrumental in creating the World Poker Tour. Mr. Berman served as the executive chair of the board of WPT Enterprises, Inc. (later known as Voyager Oil & Gas, Inc. and Emerald Oil, Inc.) from its inception in February 2002 until July 2013. Mr. Berman also served as a director of PokerTek, Inc. from January 2005 until October 2014, including serving as chair of the board from January 2005 until October 2011. Mr. Berman has a degree in business administration from the University of Minnesota. Mr. Berman is the father of Bradley Berman, one of our directors. We believe that Mr. Berman’s background and experience is of value to our Board and make him well-qualified to serve on our Board.

Yangyang Li

Mr. Li has served as a director of the Company since March 2021, and as the Company’s co-Chair since December 2021. Mr. Li is the current Chair and an Executive Director of Ourgame International Holdings Limited (“Ourgame”), the beneficial owner of Primo Vital Limited, which is the Company’s largest stockholder, beneficially owning approximately 34% of the Company’s outstanding common stock. Mr. Li received a Bachelor of Business Administration from the University of International Business & Economics in Beijing, China. In 2001, Mr. Li served as Assistant President to China Great Wall Industry Corporation. In 2003, Mr. Li founded Business Media China Group (Frankfurt Stock Exchange: BMC) and served as its CEO in 2005, with a market value at the time in excess of 5 billion RMB. Mr. Li served as Chair of the Board of Directors of Elephant Media Group in 2008. Since 2014, he has served as Chair of the Board of Directors of World Business Services Union and Choi Shun Investment. We believe that Mr. Li’s background and experience is of value to our Board and make him well-qualified to serve on our Board.

Benjamin Oehler

Benjamin S. Oehler has served as a director of the Company since May 2017 (when the Company at the time of such election was Black Ridge Acquisition Corp.). Mr. Oehler has been director of Sow Good Inc., f/k/a Black Ridge Oil & Gas, Inc., since November 2010, and chair of its audit committee and compensation committee since February 2011. Mr. Oehler is a Founding Partner of Windward Mark, LLC which advises business owners with regard to strategic planning, owner governance and education, business continuity, legacy, philanthropy and liquidity. Windward Mark LLC is a continuation of Mr. Oehler’s consulting practice at Bashaw Group. Inc. (2007 to 2017) and Linea Capital, LLC (2009 to 2017). From 1999 to 2007, Mr. Oehler was the president and chief executive officer of Waycrosse, Inc., a financial advisory firm for the family owners of Cargill Incorporated. While at Waycrosse, Mr. Oehler was the primary advisor to the five family members who were serving on the Cargill Incorporated board of directors from 1999 to 2006. Mr. Oehler played a key role in two major growth initiatives for Cargill: the merger of Cargill’s fertilizer business into a public company which is now Mosaic, Inc., and the transformation of Cargill’s proprietary financial markets trading group into two major investment management companies: Black River Asset Management, LLC and CarVal Investors, LLC. An investment banker for 20 years, Mr. Oehler’s transaction experience includes public offerings and private placements of debt and equity securities, mergers and acquisitions, fairness opinions and valuations of private companies. Prior to joining Waycrosse, Mr. Oehler was an investment banker for Piper Jaffray. By the time he left Piper Jaffray in 1999, he was group head for Piper Jaffray’s Industrial Growth Team. He has also played a leadership role in a number of corporate buy-outs and venture stage companies, served on corporate and non-profit boards of directors, and has been involved in the creation and oversight of foundations and charitable organizations, as well as U.S. trusts and off-shore entities.

Name of Director and/or Nominee	Principal Occupation, Business Experience For the Past Five Years and Directorships of Public Companies

Mr. Oehler has been a Board member and/or founder of many non-profit organizations including the Minnesota Zoological Society, Minnesota Landscape Arboretum, The Lake Country Land School, Greencastle Tropical Study Center, Park Nicollet Institute, Afton Historical Society Press, United Theological Seminary and University of Minnesota Investment Advisor, Inc. He has been a director of Waycrosse, Inc., WayTrust Inc., Dain Equity Partners, Inc., Time Management, Inc., BioNIR, Inc. and Agricultural Solutions, Inc. In September 2007, Mr. Oehler completed the Stanford University Law School Directors Forum, a three-day update on key issues facing corporate directors presented by the Stanford Business School and Stanford Law School. From 1984 through 1999, Mr. Oehler was registered with the National Association of Securities Dealers as a financial principal. Mr. Oehler is a graduate of the University of Minnesota College of Liberal Arts and has completed all course work at the University of Minnesota Business School with a concentration in finance. We believe that Mr. Oehler’s background and experience is of value to our Board and make him well-qualified to serve on our Board.

CLASS B
Bradley Berman

Bradley Berman has served as a director of the Company since May 2017 (when the Company at the time of such election was Black Ridge Acquisition Corp.). Mr. Berman served as a director of Sow Good Inc. since October 2020. He served as the Chair of Black Ridge Oil & Gas, Inc. from April 2010 to October 2020 served as a director of Black Ridge Oil & Gas, Inc. since May 2017. He was the chief executive officer of Black Ridge Oil & Gas, Inc. from November 2010 to November 2011 and its corporate secretary from November 2010 to February 2011. Mr. serves as the President of King Show Games, Inc., a company he founded in 1998. Mr. Berman has worked in various capacities in casino gaming from 1992 to 2004 for Grand Casinos, Inc. and then Lakes Entertainment, Inc. Mr. Berman was a director of Voyager Oil and Gas, Inc. (formerly Ante4 and WPT) from August 2004 to November 2010. Mr. Berman is the son of Lyle Berman, the Chair of the Board of Directors for Allied Gaming & Entertainment. We believe that Mr. Berman’s background and experience is of value to our Board and make him well-qualified to serve on our Board.

Joseph Lahti

Joseph Lahti has served as a director of the Company since May 2017 (when the Company at the time of such election was Black Ridge Acquisition Corp.). Mr. Lahti has been a director of Sow Good, Inc., f/k/a Black Ridge Oil & Gas, Inc., since August 2012. Mr. Lahti is a Minneapolis native and leader in numerous Minnesota business and community organizations. As principal of JL Holdings since 1989, Mr. Lahti has provided funding and management leadership to several early-stage or distressed companies. From 1993 to 2002, he held the positions of chief operating officer, chief financial officer, president, chief executive officer and chair at Shuffle Master, Inc., a company that provided innovative products to the gaming industry. Mr. Lahti served as a director of PokerTek, Inc., a publicly traded company, from 2008 until it was sold in October 2014 (including serving as chair of the board from 2012 to 2014), and has since 2018 has been an independent director and chair of the board of Innealta Capital and Acclivity Capital, investment managers. In 2021, Mr. Lahti was named chair of an early stage company which has created a financial services marketplace for Latin America. Mr. Lahti also served as chair of AF Holdings, Inc, an asset manager, until its sale in October 2018 and remains as CEO of the surviving shareholder representative company until the earn out period ends in 2023. Previously, Mr. Lahti also served on the board of directors of Voyager Oil & Gas, Inc. and Zomax, Inc., and served as the chair of the board of directors of Shuffle Master, Inc. Through his public company board experience, he has participated on, and chaired, both audit and compensation committees. Mr. Lahti has a Bachelor of Arts degree in Economics from Harvard College. We believe that Mr. Lahti’s background and experience is of value to our Board and make him well-qualified to serve on our Board.

Name of Director and/or Nominee	Principal Occupation, Business Experience For the Past Five Years and Directorships of Public Companies
Jingsheng (Jason) Lu

Jingsheng (Jason) Lu has served as a director of the Company since April 2021. Mr. Lu is the current Chief Executive Officer and Executive Director of Ourgame and served as an independent director of Ourgame from June 2020 to April 2021. Prior to that, he served as a director of Zhejiang Xiangyuan Culture Co., Ltd., (“Xiangyuan Culture”), which is a main board listed company in China (Code in Shanghai Stock Exchange: 600576). From 2015 to 2017, he served as co-CEO of Xiamen Xtone Animation Co., Ltd., (“Xtone”), and led the merger of Xtone by Xiangyuan Culture in 2014. He also served as CFO of Beijing International Advertising & Communication Group from 2018 to 2019. He previously served as a senior audit manager at Deloitte China for six years, and at Deloitte US for two years from 2001 to 2010. He is currently a non-practicing certified public accountant in China since 2007, as well as a member of the American Institute of Certified Public Accountants since 2009. He holds a Bachelor of Economics degree from University of International Business and Economics in Beijing, China. We believe that Mr. Lu’s background and experience is of value to our Board and make him well-qualified to serve on our Board.

Guanzhou (Jerry) Qin

Jerry Qin has served as a director of the Company since 2021. Mr. Qin brings strong management skills from Fortune 500 companies, hands-on experiences in high-tech startups, and deep experience in finance and accounting. Mr. Qin has served as Finance Director of Content Business at Tencent since February 2020, and served as the Head of Finance at Aibee Inc., a top artificial-intelligence start-up, from September 2018-February 2020. Mr. Qin also served as the Senior Finance Director of the APAC (China, Japan, India and others) for TripAdvisor (Nasdaq: TRIP) from June 2017-August 2018. Mr. Qin also served at the Chief Financial Officer of Glu Mobile, a top mobile game developer, and as a consultant for Andersen/PWC. Mr. Qin received an International MBA from Peking University & Fordham University in 2008 and a Bachelor of Economics, University of International Business & Economics in 2001. We believe that Mr. Qin’s background and experience is of value to our Board and make him well-qualified to serve on our Board.

CLASS C
Yinghua Chen

Yinghua Chen has served a director since 2020, has served as President since February 2022, and currently serves as the Company’s Chief Executive Officer since September 2022. Prior to this, Ms. Chen served as the Company’s President since February 2022 and as the Company’s Chief Investment Officer from November 2021 until September 2022. In addition, Ms. Chen served as the Board Secretary from February 2022 until September 2022. In October 2017 Ms. Chen founded Aupera Technologies, a leading video AI technology company, where she was Chief Operating Officer and was responsible for corporate financing, business development, and strategic partnership. She has successfully raised multiple rounds of funding for Aupera, including from Silicon Valley giant Xilinx (former Nasdaq: ticker XLNX, now as part of Advanced Micro Device (Nasdaq: AMD)). Prior to this, she served as the Executive Vice President of Anthill Resources, a natural resources investment company in Canada, where she oversaw business operations and investment activities. Ms. Chen is also the former Managing Director of China for The Cavendish Group, a UK B2B media and public relations company. In that role, Ms. Chen built up subscriber networks for over ten vertical industry media products and managed the Group’s strategic relationship with the Boao Forum for Asia. Ms. Chen was also part of the founding team of The Balloch Group, a boutique investment banking firm, later acquired by Canaccord Genuity, where she specialized in financial, pharmaceutical, resources and media industry transactions. Ms. Chen holds an EMBA from the University of Paris I: Panthéon-Sorbonne and a Bachelor of Arts degree from the University of International Business and Economics. We believe that Ms. Chen’s background and experience is of value to our Board and make her well-qualified to serve on our Board.

Name of Director and/or Nominee	Principal Occupation, Business Experience For the Past Five Years and Directorships of Public Companies
Yushi Guo

Yushi Guo was appointed as a director of the Company in February 2022. Mr. Guo currently serves as an independent non-executive director of Ourgame International Holdings Limited. He has broad experience in management consulting, board advisory and entrepreneurship. Mr. Guo is founder and CEO of PanoSoar Management Technology Co., Ltd, a company that builds technological platforms for small and medium-sized businesses. In 2011, Mr. Guo founded Beijing Panorfinity Consulting Co., Ltd., which offers management consulting, board advisory and executive search services. Prior to founding Beijing Panorfinity Consulting Co., Ltd., Mr. Guo served at a client partner at Korn Ferry International from 2009 – 2011 and Gallup Consulting from 2003 – 2009. Mr. Guo holds a Master of Science in Ecology and Bachelor of Science from Beijing Forestry University, and Master of Business Administration from Emory University. We believe that Mr. Guo’s background and experience is of value to our Board and make him well-qualified to serve on our Board.

Adam Pliska

Adam Pliska has served as a director since August 2019, and served as the Company’s President from August 2019 until July 2021, when the Company sold the World Poker Tour. He has been with the World Poker Tour since 2003. As President and CEO of WPT, Mr. Pliska has overseen the entire WPT business portfolio, including but not limited to live events, online services, televised broadcasts, and WPT office personnel in Los Angeles, London and Beijing. He is one of the longest serving executives in the poker industry and was named the American Poker Awards Industry Person of the Year for 2014. Under his watch, WPT has witnessed massive global growth from 14 events to over 60 worldwide on 6 continents, has maintained historic ratings of one of the longest running television shows in US history and has awarded more than a billion dollars over its 18 years. In addition to his position as CEO, Mr. Pliska serves as Executive Producer of the World Poker Tour television show and is the co-writer of the WPT Theme song Rise Above. Mr. Pliska holds a B.A. from the University of Southern California’s School of Cinematic Arts and a J.D. from the University of California, Berkeley’s Law School, Boalt Hall.

From November 2000 to June 2002, Mr. Pliska served as the Vice-President of Legal and Business Affairs and eventually General Counsel for Anticipa, LLC, a multi-media company headed by the futurist, Alvin Toffler, a Telmex Corporation. In addition, Mr. Pliska served as an associate at the law firm of Sonnenschein, Nath & Rosenthal in Los Angeles from July 1999 to November 2000, where he worked on various litigation and intellectual property matters. Before his legal career, Mr. Pliska worked as a television producer in connection with noted industry veteran Al Burton, including work at Universal Television and Castle Rock Entertainment where he produced and developed numerous television properties. Mr. Pliska contributed and worked on various programs including The New Lassie, Baywatch, Out of the Blue, and shares an Emmy Award for his contributions to television creative development. While at Berkeley Law, he worked as a research assistant to Professor John Yoo and was an extern to the 9th Circuit Court of Appeals for the Judge Alex Kozinski and at the Governor’s Office of Legal Affairs in the state of California for then Governor Pete Wilson.

He has served as a mentor of the Tiger Wood’s Foundation Earl Woods Scholar program, is a member of the Pacific Council, a director of the WPT Foundation and on the board of the GOCAT (Greater Orange County Community Arts Theater). Mr. Pliska holds a B.A. from the University of Southern California’s School of Cinematic Arts and a J.D. from the University of California, Berkeley’s Law School, Boalt Hall. We believe that Mr. Pliska’s background and experience is of value to our Board and make him well-qualified to serve on our Board.

Name of Director and/or Nominee	Principal Occupation, Business Experience For the Past Five Years and Directorships of Public Companies
Yuanfei (Cliff) Qu

Yuanfei (Cliff) Qu has served as a director of the Company since 2022. Since July 2020, he has served as Vice President of Ourgame International Holdings Limited, responsible for new investment and portfolio management. In June 2020, Mr. Qu founded Sansokuu Limited (Japan) to develop new UAV markets in other Asian countries. Prior to that, from 2018, he focused on the investment of civil use of unmanned aerial vehicles (“UAVs”), providing services like plant protection and UAV training qualification from AOPA-China, the only test center in southwest China. Mr. Qu established Beijing Sansokuu Consulting Company in 2009, providing consulting service for different businesses including exhibition, advertising, TMT, pawnshop, taxi, and wine. From 2004, Mr. Qu joined Macro Link Group Ltd and led acquisition transactions for Shanghai Stock Exchange listed company, Tonghua Grape Wine (SH 600365) as well as a reverse takeover transaction for a Hong Kong Exchange listed company, New Silkroad (HK 00472).

Mr. Qu received his Bachelor’s degree in 2001 from the University of International Business and Economics, majoring in marketing, and a Master of Commerce degree in 2003 from the University of Sydney, where he majored in Finance and Banking. We believe that Mr. Qu’s background and experience is of value to our Board and make him well-qualified to serve on our Board.

Our Executive Officers

The following table sets forth certain information concerning our executive officers as of May 4, 2023.

Name	Position(s)	Age
Yinghua Chen	President, Chief Executive Officer	43
Roy L. Anderson	Chief Financial Officer	64
Lyle Berman	Vice President, Mergers & Acquisitions	81
Yinghua Chen Chief Executive Officer	Ms. Chen’s biography is included above under the section titled “Our Board of Directors.”
Lyle Berman Vice President, Mergers & Acquisitions	Mr. Berman’s biography is included above under the section titled “Our Board of Directors.”
Roy L. Anderson Chief Financial Officer

Roy L. Anderson has served as the Company’s Chief Financial Officer since October 2021. Mr. Anderson is a senior finance executive with deep expertise and experience in financial management and reporting, accounting, internal controls, and risk management. With a focus on Technology, Media and Telecommunications, he has been a strategic and trusted advisor to CEOs, Senior Executives, Board of Directors, and investors in these industries. From May 2005 to October 2021, Mr. Anderson was a partner with Mazars USA, an independent member firm of Mazars Group, an international accounting firm servicing clients in over 90 countries worldwide. In this role, Mr. Anderson worked closely with the top executives and investors of companies in the Technology, Media and Telecommunications (TMT) markets ranging from start-ups to companies with multinational/divisional components and revenues in excess of $500 million. As an audit, tax and advisory partner in the TMT Group of Mazars, Mr. Anderson’s clients included companies engaged in online media (B2B and B2C), entertainment, gaming, events, trade shows, digital marketing/advertising, SaaS, eCommerce, AI, lead generation, Tech-enabled services, cybersecurity, and software development. In addition, Mr. Anderson was a key member of Mazars’ SEC Practice Group. For the last several years, Mr. Anderson has been an invited speaker at key media and technology industry conferences, and presented educational webcasts on various technical issues including revenue recognition, share based compensation, and business combinations. A certified public accountant (CPA), he holds a Bachelor of Science degree from Long Island University’s School of Professional Accountancy.

Family Relationships

Mr. Bradley Berman, one of our directors, is the son of Mr. Lyle Berman, one of our directors. There are no other family relationships between any of the other directors or executive officers. The Nominating and Governance Committee has not nominated Mr. Lyle Berman for reelection at the annual meeting, as such Mr. Lyle Berman will not stand for reelection and there will be no family relationships between any of the directors or executive officers after the annual meeting.

Board Diversity Matrix

In compliance with Nasdaq Rules 5605(f) and 5606, the Board has self-reported the diversity characteristics summarized in the table below.

Board Diversity Matrix (as of May 4, 2023)
Total Number of Directors	11
Part I: Gender Identity	Female	Male	Nonbinary	Did Not Disclose
	1	10	—	—
Part II: Demographic Background	Asian	White
	6	5		—

Availability of Corporate Governance Information

Our Audit, Compensation, and Nominating and Governance Committees operating under the charters adopted by the Board that describe the authority and responsibilities delegated to the committees by our Board. Our Board has adopted a Code of Business Conduct & Ethics that applies to the Company, its subsidiaries, and all of our employees, including our executive officers and directors. We post on our website, at www.alliedgaming.gg under the “Investors — Governance” tab, the charters of our Audit Committee, Compensation Committee, and Nominating Committee, and the Code of Business Conduct & Ethics referenced above. A copy of the Code of Business Conduct & Ethics has been provided to each of our executive officers and members of the Board. We intend to disclose any amendments to our Code of Business Conduct & Ethics, or any waivers of its requirements, on our website to the extent required by applicable SEC or Nasdaq rules. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on or accessible through our website into this proxy statement. These documents are also available in print to any stockholder requesting a copy in writing from our Secretary at Allied Gaming & Entertainment Inc. 745 Fifth Avenue, Suite 500 New York, NY 10151.

Ability of Stockholders to Communicate with our Board of Directors

Our Board of Directors has established several means for stockholders and others to communicate with our Board of Directors. If a stockholder has a concern regarding our financial statements, accounting practices or internal controls, the concern should be submitted in writing to the Chair of our Audit Committee in care of our Secretary at the address of our principal executive offices. If the concern relates to our governance practices, business ethics or corporate conduct, the concern should be submitted in writing to the co-Chairs of the Board of Directors in care of our Secretary at the address of our principal executive offices. If a stockholder wishes to provide input with respect to our executive compensation policies and programs, input should be submitted in writing to the Chair of our Compensation Committee in care of our Secretary at the address of our principal executive offices. If a stockholder is unsure as to which category the concern relates, the stockholder may communicate it to any one of the independent directors in care of our Secretary at the address of our principal executive offices. All stockholder communications sent in care of our Company Secretary will be forwarded promptly to the applicable director(s).

INFORMATION REGARDING THE BOARD OF DIRECTORS
AND CORPORATE GOVERNANCE

Independence of Directors

When considering whether directors have the experience, qualifications, attributes and skills to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of our business and structure, our Board of Directors focuses primarily on the information discussed in each of the directors’ individual biographies set forth above.

Nasdaq listing standards require that a majority of our Board of Directors be “independent directors” as defined by The Nasdaq Marketplace Rules. We currently have seven “independent directors”: Yushi Guo, Yuanfei (Cliff) Qu, Joseph Lahti, Yangyang Li, Jingsheng (Jason) Lu, Benjamin Oehler, and Guanzhou (Jerry) Qin.

Board Leadership Structure and Risk Oversight

Lyle Berman and Yangyang Li currently serve as co-Chairs of our Board of Directors. We believe that this allow us to maintain an independent Chair of the Board who oversees, among other things, communications and relations between our Board of Directors and senior management, consideration by our Board of Directors of the company’s strategies and policies, and the evaluation of our principal executive officers by our Board of Directors. However, the Board may decide in the future that the co-Chair structure may not be the most efficient method to provide board leadership and oversight and may determine that a single Chair is the best structure. Immediately following the conclusion of the annual meeting, Mr. Berman will cease to serve as a director of the Board and therefore Mr. Li will become the sole Chair of the Board. In addition, the CEO and Chair positions are currently occupied by two individuals, and we believe that the separation of CEO and Chair positions provides the best leadership structure for effective oversight and governance process.

One of the key functions of our Board is informed oversight of our risk management process. The Board administers this oversight function directly through the Board as a whole, through standing committees and if appropriate, by forming specialized subcommittees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic and operational risk exposure, including risks associated with acquisition of significant assets, changes in business models, major corporate transactions and market conditions in our industry. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee provides general oversight of our financial reporting, internal controls and audit functions. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines and is primarily responsible for assessing the risks associated with corporate governance practices, the independence of our directors, board composition and qualifications of directors.

Meetings and Committees of the Board of Directors

During the fiscal year ended December 31, 2022, the Board of Directors held 9 meetings. All directors attended all 100% of the meetings. We expect our directors to attend all Board meetings and any meetings of committees of which they are members and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Although we do not have any formal policy regarding director attendance at stockholder meetings, we attempt to schedule meetings so that all directors can attend.

We have a separately standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, each of which is comprised of independent directors. Each of the Company’s committees has a separately adopted charter which is available on the Company’s website at ir.alliedgaming.gg.

Audit Committee

Our audit committee currently consists of Benjamin S. Oehler (Chair), Guanzhou (Jerry) Qin, Yushi Guo, Joseph Lahti, and Jingsheng (Jason) Lu. Benjamin S. Oehler currently serves as Chair. After the annual meeting the audit committee will consist of Guanzhou (Jerry) Qin, Yushi Guo, Joseph Lahti, and Jingsheng (Jason) Lu. Guanzhou (Jerry) Qin will serve as Chair of the audit committee.

The Audit Committee will, at all times, be composed exclusively of “independent directors,” as defined for Audit Committee members under the Nasdaq listing standards and the rules and regulations of the SEC, who are “financially literate,” as defined under Nasdaq’s listing standards. Nasdaq’s listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. In addition, we must certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The Board of Directors has determined that each member of the Audit Committee satisfies Nasdaq’s definition of financial sophistication and that Jingsheng (Jason) Lu qualifies as an “Audit Committee financial expert” as defined under rules and regulations of the SEC.

Pursuant to our Audit Committee charter, responsibilities of the Audit Committee include:

•        reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K;

•        discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•        discussing with management major risk assessment and risk management policies;

•        monitoring the independence of our independent auditor;

•        verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•        reviewing and approving all related-party transactions;

•        inquiring and discussing with management our compliance with applicable laws and regulations;

•        pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

•        appointing or replacing the independent auditor;

•        determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•        establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

•        approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

During the fiscal year ended December 31, 2022, the Company’s Audit Committee held 4 meetings times. Each of our Audit Committee members attended all of the meetings of the Audit Committee in fiscal year 2022.

Report of the Audit Committee

The Audit Committee has reviewed and discussed the audit and the audited financial statements for the year ended December 31, 2022 with Company management and representatives of ZH CPA, LLC, including a discussion related to the accounting principles used that are unique to this industry.

The Audit Committee has received and reviewed the written disclosures and written communication from ZH CPA, LLC required by applicable requirements of the PCAOB regarding ZH CPA, LLC’s communications with the Audit Committee concerning independence, and has discussed with ZH CPA, LLC its independence.

The Audit Committee has discussed with representatives of ZH CPA, LLC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee regularly met independently with Company management and with representatives of ZH CPA, LLC, and also in executive session with only committee members present.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the financial statements referred to above be included in our Annual Report on Form 10-K, and amendments thereto on Form 10-K/A, for the year ended December 31, 2022.

This report has been furnished by the Audit Committee of the Board of Directors.

The Audit Committee:

Benjamin S. Oehler (Chair)
Guanzhou (Jerry) Qin
Yushi Guo
Joseph Lahti
Jingsheng (Jason) Lu

Compensation Committee

Our compensation committee consists of Yushi Guo (Chair), Yuanfei Qu, and Yangyang Li.

Each of the members of the Compensation Committee is independent under the applicable Nasdaq listing standards. The Compensation Committee has a written charter. The Compensation Committee’s duties, which are specified in the Compensation Committee charter, include, but are not limited to:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to the Company’s Chief Executive Officer’s compensation, evaluating the Company’s Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of the Company’s Chief Executive Officer’s based on such evaluation;

•        reviewing and approving the compensation of all of our other executive officers;

•        reviewing our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments, and other special compensation and benefit arrangements for our executive officers and employees;

•        if required, producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating, and recommending changes, if appropriate, to the remuneration for directors.

During the fiscal year ended December 31, 2022, Company’s Compensation Committee held 2 meetings times and took action by written consent on 1 occasion. Each of our Compensation Committee members attended all of the meetings of the Compensation Committee in fiscal year 2022.

Nominating and Corporate Governance Committee

Yangyang Li (Chair), Joseph Lahti, Jingsheng (Jason) Lu, and Guanzhou (Jerry) Qin serve as members of our nominating and corporate governance committee. Each member of such committee is independent under the applicable Nasdaq listing standards. The nominating and corporate governance committee has a written charter. The nominating and corporate governance committee is responsible for overseeing the selection of persons to be nominated to serve on our Board of Directors. During the fiscal year ended December 31, 2022, the nominating and corporate governance committee met 1 time.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which are specified in the Nominating and Corporate Governance Committee charter, generally provide that persons to be nominated:

•        should have demonstrated notable or significant achievements in business, education or public service;

•        should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•        should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

The Nominating and Corporate Governance Committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The Nominating and Corporate Governance Committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The Nominating and Corporate Governance Committee does not distinguish among nominees recommended by stockholders and other persons.

Our Nominating and Corporate Governance Committee will consider recommendations by stockholders of candidates for election to the Board of Directors. Any stockholder who wishes that the Nominating and Corporate Governance Committee consider a candidate must follow the procedures set forth in our bylaws. Under our bylaws, if a stockholder plans to nominate a person as a director at a meeting, the stockholder is required to place a proposed director’s name in nomination by written request delivered to or mailed and received at our principal executive offices not less than 60 days nor more than 90 days prior to the meeting; provided however, that in the event that less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder, to be timely, must be received no later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. A stockholder’s nomination must also satisfy the substantive requirements set forth in our bylaws.

EXECUTIVE AND DIRECTOR COMPENSATION

The following tables set forth information regarding compensation for services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended December 31, 2021 and December 31, 2022 by the Company’s Chief Executive Officer and two other individuals who served in such capacity during fiscal year 2022, the Company’s Chief Financial Officer, the Company’s one other executive officer whose total compensation for the 2022 fiscal year was in excess of $100,000 and who was serving as an executive officer at the end of the 2022 fiscal year, and one former executive officer whose employment terminated on October 26, 2022 and is included based on total compensation for fiscal year 2022 under SEC rules. The listed individuals are herein referred to as the “named executive officers.”

Summary Compensation Table

Name and principal position	Year (b)	Salary ($)		Bonus ($)	Stock Awards ($)		Option Awards ($)		Nonequity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($) (h)	All other compensation ($)		Total ($)
Yinghua Chen(1)	2022	244,110	(2)	—	—		—		—	—	4,851	(3)	248,961
President, Chief Executive Officer	2021	—		—	—		—		—	—	64,120		64,120

Lyle Berman(4)	2022	210,458	(5)	—	—		—		—	—	5,685	(3)	216,143
Vice President, Mergers & Acquisitions Former Interim Chief Executive Officer	2021	—		—	—		—		—	—	65,786		65,786

Libing (Claire) Wu(6)	2022	67,308		—	142,400	(7)	200,383	(8)	—	—	790,759	(9)	1,200,850
Former Chief Executive Officer	2021	234,848		200,000	160,000	(7)	239,354	(8)	—	—	35,182		869,384

Roy Anderson(10)	2022	285,000		—	—		—		—	—	—		285,000
Chief Financial Officer, Secretary	2021	63,333		—	—		—		—	—	—		63,333

Judson Hannigan(11)	2022	233,542		—	—		—		—	—	34,529	(12)	268,071
Former Chief Executive Officer of Allied Esports	2021	285,000		114,000	—		—		—	—	48,417		447,417

____________

(1)      Ms. Chen was appointed the Chief Executive Officer of the Company on September 6, 2022. She had served as the Company’s President and Board Secretary from February 18, 2022. Ms. Chen has served as a member of the Board since 2020.

(2)      Ms. Chen’s salary includes her salary at $275,000 established upon her appointment as President, Chief Investment Officer and Board Secretary of the Company and $300,000 upon her appointment as Chief Executive Officer of the Company.

(3)      Represents compensation earned for service on the Board of Directors prior to February 18, 2022.

(4)      Mr. Berman was appointed Interim Chief Executive Officer of the Company on February 18, 2022. On September 6, 2022, his position was changed to Vice President, Mergers & Acquisitions. Mr. Berman has served as a member of the Board since 2017.

(5)      Mr. Berman’s salary includes his salary at $300,000 established upon his appointment as Interim Chief Executive Officer of the Company and $150,000 following his appointment as Vice President, Mergers & Acquisitions.

(6)      Ms. Wu was appointed as Chief Executive Officer of the Company on July 13, 2021; her employment terminated on February 18, 2022. Ms. Wu continued to serve as a member of the Board until July 13, 2022.

(7)      The dollar amount reported for 2021 represents the aggregate grant-date fair value of the award of 80,000 shares of restricted stock granted on July 13, 2021, calculated in accordance with FASB ASC Topic 718, without taking into account any estimated forfeitures related to service-vesting conditions. Assumptions used in the calculation of these amounts are included in Note 13, “Stockholders Equity,” to our audited consolidated financial statements for the fiscal year ended December 31, 2021 included in our Annual Report on Form 10-K. The dollar amount reported for 2022 represents the incremental fair value of the same award of $80,000 shares of restricted stock granted on July 13, 2021 resulting from the accelerated vesting of this award upon Ms. Wu’s termination as more fully described in the section below titled “Libing (Claire) Wu Employment Agreement”.

(8)      The dollar amount reported for 2021 represents the aggregate grant-date fair value of the 40,000-share option granted on May 6, 2021 and the 200,000-share option granted on July 13, 2021, calculated in accordance with FASB ASC Topic 718, without taking into account any estimated forfeitures related to service-vesting conditions. Assumptions used in the calculation of these amounts are included in Note 13, “Stockholders Equity,” to our audited consolidated financial statements for the fiscal year ended December 31, 2021 included in our Annual Report on Form 10-K. The dollar amount reported for 2022 represents the incremental fair value of the 200,000-share option granted on July 13, 2021 resulting from the acceleration of the option and extension of the post-service option exercise period in connection with Ms. Wu’s termination as more fully described in the section below titled “Libing (Claire) Wu Employment Agreement”.

(9)      The reported amount is comprised of the following: (a) cash severance payment in accordance with Ms. Wu’s employment agreement in the amount of $750,000 payable in 18 equal monthly installments with the first payment commencing on March 15, 2022 (of which $416,667 was paid in 2022), (b) $22,783 for accrued vacation in connection with Ms. Wu’s termination and (c) $17,976 for service on the Board of Directors between February 18, 2022 and July 13, 2022. In connection with her termination, the vesting of her 80,000-share restricted stock award and 200,000-share option granted in 2021 was accelerated and the post-service exercise period of her option was extended. The incremental fair value of the acceleration and extension are reported in this table for 2022 in the columns titled Stock Awards and Option Awards, respectively. The fair market value per share of Company common stock on December 31, 2022 was $1.05 which was lower than the $2.21 per share exercise price of the option; accordingly, the intrinsic value of the option was zero. The value of the shares subject to the restricted stock award (that were fully vested) as of December 31, 2022 was $ $50,991 which is less than the incremental fair value reported for the acceleration in the Stock Awards column.

(10)    Mr. Anderson was appointed Chief Financial Officer of the Company on October 11, 2021.

(11)    Mr. Hannigan’s employment terminated on October 26, 2022.

(12)    Represents payment of accrued vacation in connection with Mr. Hannigan’s termination.

Employment Arrangements

The Company does not have employment agreements with any of its current executive officers. The compensation for our executive officers is set by the compensation committee and for 2022 was comprised of base salary and discretionary bonus based on the Compensation Committee’s assessment of the Company’s financial performance and progress in achieving its objectives in 2022. In March 2023, the compensation committee determined that no bonus should be awarded to any executive officers based on such assessment. Ms. Chen’s base salary was set at $300,000 effective with her appointment as the Company’s Chief Executive Officer. Mr. Berman’s base salary was set at $300,000 upon his appointment as Interim Chief Executive Officer of the Company and $150,000 following his appointment as Vice President, Mergers & Acquisitions. Mr. Anderson’s base salary was set at $285,000. Mr. Hannigan’s base salary was set at $285,000. The Company had previously entered into an employment agreement with Ms. Wu which is summarized below.

Libing (Claire) Wu Employment and Separation Agreement

In connection with the Company’s appointment of Libing (Claire) Wu as Chief Executive Officer of the Company on July 13, 2021, the Company entered into an employment agreement with Ms. Wu that provided for, among other things, payment to Ms. Wu of an annual base salary equal to $500,000, subject to cost-of-living adjustments applicable to Company employee salaries from time to time. Ms. Wu was eligible to receive an annual incentive bonus of up to 60% of her annual salary, determined at the discretion of the Board of Directors and subject to the attainment of certain Board objectives. She was also granted an option to purchase 200,000 shares of Company common stock at a per share exercise price of $2.21 vesting in 4 equal annual installments commencing on the one-year anniversary of the July 13, 2021 grant date and 80,000 shares of restricted stock vesting on August 16, 2022. Under her employment agreement, if Ms. Wu’s employment was terminated by the Company for any reason other than Cause (as defined in the employment agreement), or Ms. Wu resigned as an employee of the Company for Good Reason (as defined in the employment agreement), so long as she has signed and has not revoked a release agreement, she would be entitled to receive severance in the form of continued base salary payments over a period of 18 months, and the vesting of all of her stock options and restricted stock grants would automatically accelerate.

On February 18, 2022, Ms. Wu resigned as Chief Executive Officer and General Counsel of the Company. In connection with her resignation, the Company entered into a Separation Agreement and Release with Ms. Wu (the “Separation Agreement”) pursuant to which, among other things, Ms. Wu. released the Company from any and all claims she may have against the Company (subject to certain exclusions), and the Company agreed to provide Ms. Wu with the separation benefits under her employment agreement, including $750,000 in severance pay payable over an 18-month period, accelerated vesting of the 200,000-share option and extension of the post-service exercise period of the option to July 13, 2031 and accelerated vesting of the 80,000 share restricted stock award. The Separation Agreement also contains a customary non-disparagement provision.

Outstanding Equity Awards at Fiscal Year-End

As of December 31, 2022, the Company’s named executive officers had the following option and/or stock awards:

Name (a)	Number of securities underlying unexercised options exercisable (#)(b)		Number of Securities underlying unexercised options unexercisable (#)(c)		Equity Incentive plan awards: Number of Securities underlying unexercised unearned options unexercisable (#)(c)	Option exercise price ($)(e)	Option expiration date (f)	Number of shares of units of stock that have not vested (#)(g)	Market value of shares or units of stock that have not vested ($)(h)	Equity Incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)(i)	Equity Incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)(j)
Yinghua Chen	20,000		20,000	(1)	—	2.11	7/01/2030	—	—	—	—
	18,750		56,250	(2)	—	2.21	11/11/2031	—	—	—	—

Lyle Berman	20,000		20,000	(1)	—	2.11	7/01/2030	—	—	—	—
	12,500		37,500	(3)	—	2.21	11/11/2031	—	—	—	—

Libing (Claire) Wu	200,000	(4)	—		—	2.21	7/13/2031	—	—	—	—

Judson Hannigan	85,000	(5)	—		—	4.09	1/24/2023	—	—	—	—

____________

(1)      Represents a stock option granted on July 1, 2020 in connection with service as a member of the Board of Directors. The option vests in 4 equal annual installments on each of July 1, 2021, 2022, 2023, and 2024.

(2)      Represents a stock option granted on November 11, 2021 in connection with Ms. Chen’s employment. The option vests in 4 equal annual installments on each of November 11, 2022, 2023, 2024, and 2025.

(3)      Represents a stock option granted on November 11, 2021 in connection with Mr. Berman’s employment. The option vests in 4 equal annual installments on each of November 11, 2022, 2023, 2024, and 2025.

(4)      Represents the option granted on July 13, 2021, in connection with Ms. Wu’s employment; in connection with her termination, the option became fully vested and the post-service exercise period was extended to July 13, 2031.

(5)      Represents the portion of the option granted to Mr. Hannigan on November 21, 2019, that was vested at the time of his termination; the unvested portion was forfeited.

Director Compensation

The following table sets forth information regarding the compensation earned for service on our Board of Directors by our non-employee directors (other than those who also served as our executive officers) during the year ended December 31, 2022. The compensation earned for service on our Board of Directors by individuals who also served as our executive officers during the year ended December 31, 2022, is included in the “All Other Compensation” column in the table above titled “Summary Compensation Table.”

Director Compensation Table
Name (a)	Fees earned or paid in cash ($) (b)	Stock awards ($) (c)	Option awards ($) (d)	Non-equity incentive plan compensation ($) (e)	Nonqualified deferred compensation earnings ($) (f)	All other compensation ($) (g)	Total ($) (h)
Yangyang Li	45,000	—	—	—	—	—	45,000
Benjamin Oehler	45,000	—	—	—	—	—	45,000
Bradley Berman	40,000	—	—	—	—	—	40,000
Joseph Lahti	40,000	—	—	—	—	—	40,000
Jingsheng (Jason) Lu	40,000	—	—	—	—	—	40,000
Guanzhou (Jerry) Qin	40,000	—	—	—	—	—	40,000
Yushi Guo(1)	38,839	—	—	—	—	—	38,839
Adam Pliska(2)	30,000	—	—	—	—	69,285	99,285
Jerry Lewin(3)	31,161	—	—	—	—	—	31,161
Yuanfei Qu(4)	16,667	—	—	—	—	—	16,667

____________

(1)      Mr. Guo became a member of the Board on February 18, 2022, and received a prorated fee for his service as a director during fiscal year 2022. The amount includes a true-up payment that shall be paid in May 2023 for Mr. Guo’s service as Chair of the Compensation Committee from the date he became a Board member.

(2)      Mr. Pliska received $4,850 for his service as a director on the Board from January to February 2022. In February 2022, Mr. Pliska entered a consulting arrangement with the Company pursuant to which he agreed to provide certain business and strategic advice to the Company and received a consulting fee in the amount of $69,285 for fiscal year 2022. On April 17, 2023, Mr. Pliska received a true-up payment of $25,150 for his service as a director on the Board from February 2022 to December 2022.

(3)      Mr. Lewin resigned from the Board on February 18, 2022, and received a prorated fee for his service as a director during fiscal year 2022. In addition, Mr. Lewin received a one-time payment of board fees in the amount of $25,000 in appreciation of his contributions and services as a director to the Company.

(4)      Mr. Qu became a member of the Board on July 15, 2022, and received a prorated fee for his service as a director during fiscal year 2022.

Director Compensation Program

On July 6, 2021, the Company’s Board of Directors approved a compensation arrangement for non-employee directors as follows: (i) annual cash fee of $30,000 for services on the Board as a director and (ii) either (x) an additional annual cash fee of $10,000 for services on one or more committees of the Board if such director does not serve as a chair of any committee or (y) an additional annual cash fee of $15,000 for services on one or more committees of the Board if such director serves as a chair of any committee. Accordingly, the maximum amount of cash fees that can be earned by each director is $45,000 regardless of the number of committees on which such director serves. The Company has the option to pay such amounts in cash or stock from the Company’s incentive plan (valued at the closing price of AGAE common stock on the trading day immediately prior to the scheduled payment date), with the current fees payable in cash. The fees are payable monthly by the Company.

In March 2023, the Board of Directors recently approved a new director compensation arrangement for non-employee directors that will become effective immediately following the adjournment of the Annual Meeting. Under this new compensation arrangement, non-employee directors will receive the following fees: (i) annual cash fee of $20,000 for services on the Board as a director and (ii) an additional annual cash fee of $10,000 for services on one or more committees of the Board if such director serves as a chair of any committee. Accordingly, the maximum amount of cash fees that can be earned by each director is $30,000 regardless of the number of committees on which such director serves. The Company has the option to pay such amounts in cash or stock from the Company’s incentive plan (valued at the closing price of AGAE common stock on the trading day immediately prior to the scheduled payment date), with the current fees payable in cash. The fees are payable monthly by the Company.

PAY VERSUS PERFORMANCE

Pay Versus Performance Table

In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for each of our principal executive officers (“PEO”) and Non-PEO named executive officers (“NEOs) and Company performance for the fiscal years listed below. The compensation committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

Year (a)	Summary Compensation Table Total For PEO				Compensation Actually Paid to PEO(5)				Average Summary Compensation Table Total for Non-PEO Named Executive Officers (d)	Average Compensation Actually Paid to Non-PEO Named Executive Officers (e)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return (f)	Net Income (g)
	Chen(1) (b)	Berman(2) (b)	Wu(3) (b)	Ng(4) (b)	Chen(1) (c)	Berman(2) (c)	Wu(3) (c)	Ng(4) (c)
2022	$248,961	$216,143	$1,200,850	—	$215,212	$197,190	$852,371	—	$276,536	$276,536	$66	$(10,823,885)
2021	—	—	$869,384	$1,542,098	—	—	$470,030	$1,539,350	$614,383	$614,834	$110	$62,865,731

____________

(1)      On February 18, 2022, the Board appointed Yinghua Chen as the President and Secretary of Allied Gaming & Entertainment, Inc. (“AGAE”) On September 6, 2022, Ms. Chen was promoted to the Company’s President and Chief Executive Officer with an increase in base salary from $275,000 to $300,000.

(2)      On February 18, 2022, the Board appointed Mr. Berman as the Interim Chief Executive Officer of Allied Gaming & Entertainment, Inc. with an annual salary of $300,000. On September 6, 2022, Mr. Berman’s position was changed to Vice President of Mergers & Acquisitions with an annual salary of $150,000.

(3)      Ms. Wu was appointed as Chief Executive Officer of the Company on July 13, 2021; her employment terminated on February 18, 2022. Her annual base salary was $500,000. For a full description of Ms. Wu’s executive compensation see the section “Executive and Director Compensation — Summary Compensation Table” on page 22.

(4)      Pursuant to a Release and Separation Agreement dated July 13, 2021, the Company agreed to pay Mr. Ng severance pay of $400,000 payable over a twelve-month period in connection with Mr. Ng’s resignation as Chief Executive Officer. In addition, Mr. Ng received $43,077 of unused vacation pay upon his resignation.

Pursuant to a Restricted Stock Unit Agreement made effective as of January 19, 2021 (and as amended on July 13, 2021), Mr. Ng was granted restricted stock units having a stated value of $1,000,000 that vest upon the earlier of (i) the sale of substantially all of the assets of the Company’s esports division, or (ii) July 12, 2023. At the time of payment, the Company may elect to pay the $1,000,000 stated value in cash or shares of common stock.

(5)      The following table reflects the adjustment from the Summary Compensation Table (“SCT”) to “compensation actually paid” (“CAP”) for each of our PEOs:

PEO SCT Total to CAP Reconciliation

	2022			2021
	Chen	Berman	Wu	Ng	Wu
Summary Compensation Table Total	$248,961	$216,143	$1,200,850	$1,542,098	$869,384
Deduction for SCT “Stock Awards” column value	—	—	(142,400)	(1,000,000)	(160,000)
Deduction for SCT “Option Awards” column value	—	—	(200,383)	—	(239,354)
Total Deductions from SCT	—	—	(342,783)	(1,000,000)	(399,354)
Change in fair value of equity awards granted in any prior fiscal year that vested at the end of or during the covered fiscal year	(7,272)	(4,908)	11,332	(2,748)	—
Change in fair value of equity awards granted in any prior fiscal year that are outstanding and unvested as of the end of the covered fiscal year	(26,477)	(14,045)	—	—	—
Fair value of equity awards that are granted and vest during the covered fiscal year	—	—	—	1,000,000	—
Fair value at the end of the prior fiscal year of equity awards granted in a prior fiscal year that were forfeited during the covered fiscal year	—	—	(17,028)	—	—
Total Adjustments	(33,749)	(18,953)	(5,696)	997,252	—
Compensation Actually Paid (SCT minus deductions plus total adjustments)	$215,212	$197,190	$852,371	$1,539,350	$470,030

(6)      The following table reflects the average adjustment from the Summary Compensation Table to “compensation actually paid” for our non-PEO NEOs:

Average Non-PEO NEO SCT Total to CAP Reconciliation

	2022	2021
Summary Compensation Table Total	$276,536	$614,383
Deduction for SCT “Stock Awards” column value	—	—
Deduction for SCT “Option Awards” column value	—	(6,657)
Total Deductions from SCT	—	(6,657)
Fair value at the end of the prior fiscal year of equity awards granted in a prior fiscal year that fail to meet the applicable vesting conditions during the covered fiscal year	—	6,441
Change in fair value of equity awards granted in any prior fiscal year that are outstanding and unvested as of the end of the covered fiscal year	—	667
Fair value of equity awards that are granted and vest during the covered fiscal year	—	—
Fair value at the end of the prior fiscal year of equity awards granted in a prior fiscal year that were forfeited during the covered fiscal year	—	—
Total Adjustments	—	7,108
Compensation Actually Paid (SCT minus deductions plus total adjustments)	$276,536	614,834

Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Company Total Shareholder Return (“TSR”)

Relationship between Compensation Actually Paid to our PEO and the Average of the Compensation Actually Paid to the Non-PEO NEOs and the Company’s Net Income.    From 2021 to 2022, the compensation actually paid to our PEO and the average of the compensation actually paid to the Non-PEO NEOs decreased by 37% and 55%, respectively, compared to a 28% decrease in our net loss from continuing operations over the same time period. Net income or loss included in the Pay Versus Performance table is calculated in accordance with GAAP and, in 2021, includes a $77.9 million gain from the sale of our World Poker Tour business.

Relationship between Compensation Actually Paid to our PEO and the Average of the Compensation Actually Paid to the Non-PEO NEOs and the Company’s TSR.    From December 31, 2021 to December 31, 2022, the total shareholder return decreased 39% from $110.13 to $66.46, which coincides with a 37% decrease in the year-over-year compensation actually paid to our PEO, while the average of the compensation actually paid to our Non-PEO NEOs decreased by 55%.

OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
MANAGEMENT AND DIRECTORS

The table below sets forth information known to us regarding the beneficial ownership of our common stock as of April 14, 2023, for:

•        each person we believe beneficially holds more than 5% of our outstanding common shares (based solely on our review of SEC filings);

•        each of our “named executive officers” as identified in the summary compensation table; and

•        all of our current directors and executive officers as a group.

The number of shares beneficially owned by a person includes shares issuable under options, warrants and other securities convertible into common stock held by that person and that are currently exercisable or that become exercisable within 60 days of April 14, 2023. Percentage calculations assume, for each person and group, that all shares that may be acquired by such person or group pursuant to options, warrants and other convertible securities currently exercisable or that become exercisable within 60 days of April 14, 2023 are outstanding. Nevertheless, shares of common stock that are issuable upon exercise of presently unexercised options, warrants and other convertible securities are not deemed to be outstanding for purposes of calculating the “Percentage of Shares Beneficially Owned” by any other person or any other group.

Except as otherwise indicated in the table or its footnotes, the persons in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

As of the April 14, 2023, we had 39,085,470 shares of common stock issued and outstanding.

Name and Address of Beneficial Owners(1)	Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Five Percent Stockholders:
Knighted Pastures LLC(2)	8,002,610	20.4%
Ourgame International Holdings Limited(3)	15,112,163	35.8%
Directors and Named Executive Officers:
Yinghua Chen(4)	64,052	*
Lyle Berman(5)	1,137,959	2.9%
Roy Anderson	—	—
Yangyang Li(6)	15,132,163	35.8%
Benjamin Oehler(7)	89,325	*
Bradley Berman(7)	92,325	*
Joseph Lahti(7)	92,325	*
Jingsheng (Jason) Lu(8)	15,132,163	35.8%
Guanzhou (Jerry) Qin	—	—
Yushi Guo	—	—
Adam Pliska(9)	466,111	1.18%
Yuanfei Qu	—	—
Judson Hannigan(10)	279,225	*
Claire Wu(11)	248,563	*
All current directors and executive officers, as a group (14 individuals)	17,622,048	39.4%

____________

*        Less than 1%

(1)      Unless otherwise noted, the business address of each of the following entities or individuals is 745 Fifth Ave, Suite 500, New York, NY 10151. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

(2)      Based on a joint Schedule 13D filed on February 9, 2022, by Knighted Pastures LLC and Roy Choi. Includes 190,000 five-year warrants to purchase shares of Company common stock at a price per share of $11.50 that are currently exercisable.

(3)      Based on a joint Schedule 13D filed on September 18, 2019, filed by Primo Vital Ltd. (“Primo”) and Ourgame International Holdings Limited (“Ourgame”). Primo is the wholly-owned subsidiary of Ourgame and is the record holder of the Company’s common stock. Ourgame has the power to vote or direct the voting of 15,112,163 shares of common stock and has the power to dispose or direct the disposition of 15,112,163 shares of common stock.

(4)      Includes options to purchase 38,750 shares of common stock that are exercisable within 60 days after April 14, 2023.

(5)      Includes options to purchase 42,500 shares of common stock that are exercisable within 60 days after April 14, 2023.

(6)      Mr. Li is the current Chair, and an Executive Director of Ourgame, the wholly-owned parent of Primo. Mr. Li may exercise voting and dispositive power over the shares beneficially owned by Primo and disclaims any beneficial ownership in such shares except to the extent of his pecuniary interest in Ourgame. Shares include 15,112,163 shares held by Primo, including 3,125,640 warrants, and options to purchase 20,000 shares of common stock that are exercisable within 60 days after April 14, 2023.

(7)      Includes options to purchase 30,000 shares of common stock that are exercisable within 60 days after April 14, 2023.

(8)      Mr. Lu serves as an executive director and the Chief Executive Officer of Ourgame, the wholly-owned parent of Primo. Mr. Li may exercise voting and dispositive power over the shares beneficially owned by Primo and disclaims any beneficial ownership in such shares except to the extent of his pecuniary interest in Ourgame. Shares include 15,112,163 shares held by Primo, including 3,125,640 warrants, and options to purchase 20,000 shares of common stock that are exercisable within 60 days after April 14, 2023.

(9)      Shares include (i) 102,024 shares issuable upon the exercise of warrants to purchase common stock at a price per share of $11.50 issued on August 9, 2019 to Mr. Pliska that are currently exercisable; (ii) 38,000 shares issuable upon the exercise of warrants to purchase common stock at a price per share of $11.50 issued on August 9, 2019 to Lipscomb/Visoli Children’s Trust that are currently exercisable; (iii) options to purchase 206,250 shares of common stock that are exercisable within 60 days after April 14, 2023; and (iv) 117,647 shares of common stock held by Lipscomb/Visoli Children’s Trust over which Mr. Pliska may exercise sole voting and dispositive power. Mr. Pliska disclaims any pecuniary interest in the 38,000 warrants and 117,647 shares of common stock held by Lipscomb/Visoli Children’s Trust.

(10)    Includes options to purchase 85,000 shares of common stock that are fully exercisable as of Mr. Hannigan’s date of termination and 90,350 shares issuable upon the exercise of warrants to purchase common stock at a price per share of $11.50 issued on August 9, 2019 to Mr. Hannigan that are currently exercisable.

(11)    Includes options to purchase 200,000 shares of common stock that are exercisable within 60 days after April 14, 2023.

CERTAIN TRANSACTIONS

Related Party Policy

Our Code of Ethics requires us to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the Board of Directors (or the Nominating and Corporate Governance Committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) we or any of our subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of our shares of common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A “conflict of interest” exists when a person’s private interests interfere in any way (or appear to interfere) with the interests of the Company. A conflict of interest can arise when an officer, director or employee takes actions or has personal interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise when an officer, director or employee, or members of his or her family, receives improper personal benefits as a result of his or her position at the Company.

Our Nominating and Corporate Governance Committee will be responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. The Nominating and Corporate Governance Committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable to us than terms generally available from an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he is a related party, but that director is required to provide the Nominating and Corporate Governance Committee with all material information concerning the transaction. We also require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

Transactions with Related Persons

None.

Hedging Policy

The Company prohibits employees and directors from entering into hedging transactions or similar arrangements with respect to the Company’s stock.

PROPOSALS OF STOCKHOLDERS

Proposals by stockholders (other than director nominations) that are submitted for inclusion in our proxy statement for our 2024 annual stockholders’ meeting must follow the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934 and our Bylaws. To be timely under Rule 14a-8, a stockholder proposal must be received by our Secretary at 745 Fifth Avenue, Suite 500, New York, NY 10151, by January 9, 2024, based on the anticipated one-year anniversary of the notice of the annual meeting. However, if the date of our 2024 annual stockholders’ meeting is changed by more than 30 days from the date of the annual meeting, then the deadline for submitting a stockholder proposal will be a reasonable time before we begin to print and send our proxy materials for our 2024 annual stockholders’ meeting, which deadline will be disclosed prior to such in one of our SEC filings.

Under our Bylaws, if a stockholder does not submit a proposal for inclusion in our proxy statement but does wish to propose an item of business to be considered at our annual stockholders’ meeting (including director nominations), that stockholder must have given timely notice of the proposal in writing to the Secretary of the Company. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company not less than sixty (60) days nor more than ninety (90) days prior to the meeting; provided, however, that in the event that less than 70 days’ notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by a stockholder, to be timely, must be received no later than the close of business on the 10th (tenth) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs. Based on the anticipated one-year anniversary of the annual meeting, an eligible stockholder who wishes to propose an item of business or director nomination to be considered at our 2024 annual meeting must provide notice no earlier than March 15, 2024, and no later than April 14, 2024. Notice of solicitation of proxies in support of director nominees not intended for inclusion in the Company’s proxy materials pursuant to Rule 14a-19 must be provided to the Company by April 14, 2024. The notice must comply with the requirements of Rule 14a-19.

Notices of stockholder proposals and stockholder nominations for directors must comply with the informational and other requirements set forth in our Bylaws as well as applicable statutes and regulations. Due to the complexity of the respective rights of the stockholders and our Company in this area, any stockholder desiring to propose actions or nominate directors is advised to consult with his or her legal counsel with respect to such rights. We suggest that any such proposal be submitted by certified mail return receipt requested.

DISCRETIONARY PROXY VOTING AUTHORITY

Rule 14a-4(c) promulgated under the Securities and Exchange Act of 1934 governs our use of its discretionary proxy voting authority with respect to a stockholder proposal that the stockholder has not sought to include in our proxy statement. The Rule provides that if a proponent of a proposal fails to notify us of the proposal at least 45 days before the date of mailing of the prior year’s proxy statement, by April 12, 2023, then the management proxies will be allowed to use their discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.

STOCKHOLDER PROPOSALS FOR INCLUSION IN THE PROXY MATERIALS FOR THE 2024 ANNUAL MEETING

Stockholders who intend to present proposals at the 2024 annual meeting of stockholders under SEC Rule 14a-8 must ensure that such proposals are received by the Corporate Secretary of the Company not later than 120 calendar days in advance of the date the Company released its proxy statement to stockholders in connection with the previous year’s annual meeting, or by January 12, 2024. However, if the date of our 2024 annual stockholders’ meeting is changed by more than 30 days from the date of the annual meeting, then the deadline for submitting a stockholder proposal will be a reasonable time before we begin to print and send our proxy materials for our 2024 annual meeting of stockholders.

DIRECTOR NOMINATIONS FOR THE 2024 ANNUAL MEETING

The Company’s bylaws provide that the nomination of persons for election to the Board may be made at the annual meeting as set out in the Company’s notice of such meeting, by or at the direction of the Board or any stockholder of the Company who is entitled to vote at the meeting on such nomination and who complies with certain notice procedures. Any stockholder proposing to nominate an individual for election to the Board must give written notice and certain information specified in the bylaws to the Corporate Secretary of the Company not less than 60 days nor more than 90 days before the first anniversary of the preceding year’s annual meeting. As a result, stockholders who intend to present nominations at the 2024 annual meeting of stockholders must give written notice to the Corporate Secretary, and otherwise comply with the bylaw requirements, no earlier than March 15, 2024, and no later than April 14, 2024.

SOLICITATION

We will bear the cost of preparing, assembling and mailing the proxy, proxy statement, Annual Report and other material that may be sent to the stockholders in connection with this solicitation. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of stock, in which case they may be reimbursed by us for their expenses in doing so. Proxies may be solicited personally, by email or by special letter.

The Board of Directors does not intend to present to the meeting any other matter not referred to above and does not presently know of any matters that may be presented to the meeting by others. However, if other matters come before the meeting, it is the intent of the persons named in the enclosed proxy to vote the proxy in accordance with their best judgment.

HOUSEHOLDING OF MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement may have been sent to multiple Company stockholders in each household unless otherwise instructed by such Company stockholders. We will deliver promptly a separate copy of the proxy statement to any Company stockholder upon written or oral request to our Corporate Secretary, at Allied Gaming & Entertainment, Inc., 745 Fifth Avenue, Suite 500, New York, NY 10151, telephone: (646) 768-4240. Any Company stockholder wishing to receive separate copies of our proxy statement or annual report to Company stockholders in the future, or any Company stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the Company stockholder’s bank, broker, or other nominee record holder, or the Company stockholder may contact us at the above address and phone number.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.Vote by Internet, Smartphone or Tablet - QUICK EASY IMMEDIATE - 24 Hours a Day, 7 Days a Week or by Mail ALLIED GAMING & ENTERTAINMENT INC. Your Mobile or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card by mail. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on June 12, 2023. VOTE BY INTERNET – www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares. VOTE AT THE MEETING – If you plan to attend the virtual online annual meeting, you will need your 12 digit control number to vote electronically at the annual meeting. To attend the annual meeting, visit: https://www.cstproxy.com/alliedgaming/2023 MOBILE VOTING – On your Smartphone/Tablet, open the QR Reader and scan the below image. Once the voting site is displayed, enter your Control Number from the proxy card and vote your shares. PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY. MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. FOLD AND DETACH HERE AND READ THE REVERSE SIDE PROXY Please mark your votes like this 1. Election of Class A Director (1) Yangyang Li FOR all Nominees listed to the left WITHHOLD AUTHORITY to vote (except as marked to the contrary for allnominees listed to the left) 2. To ratify the engagement of ZH CPA, LLC to act as the Company’s independent registered public accounting firm and auditor for the fiscal year ended December 31, 2023. (Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above) CONTROL NUMBER Signature Signature if held jointly Date , 2023. Note: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held June 13, 2023 The Proxy Statement to Stockholders and 2022 Annual Report , and amendments on Form 10-K/A, are available at: https://www.cstproxy.com/alliedgaming/2023 FOLD AND DETACH HERE AND READ THE REVERSE SIDE PROXY ALLIED GAMING & ENTERTAINMENT INC. NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 13, 2023 22336 ALLIED ESPORTS ENT._Proxy_Card_REV1 - Back TO THE STOCKHOLDERS OF ALLIED GAMING & ENTERTAINMENT INC: NOTICE IS HEREBY GIVEN that the 2023 annual meeting of stockholders (the “annual meeting”) of Allied Gaming & Entertainment Inc. (the “Company”), which, due to the public health concerns regarding the ongoing coronavirus pandemic (COVID-19), will be held, virtually and exclusively online via live audio-only webcast, on Tuesday, June 13, 2023, at 10:00 a.m. Eastern time, or at any adjournment or adjournments thereof, for the following purposes: These items of business are more fully described in the proxy statement accompanying this Notice. You will be able to attend the annual meeting online and vote your shares electronically during the annual meeting by visiting https://www.cstproxy.com/alliedgaming/2023. Because the annual meeting is being conducted electronically, you will not be able to attend the annual meeting in person. The record date for the annual meeting is May 4, 2023. Only stockholders of record at the close of business on that date may vote at the annual meeting or any adjournment or postponement thereof. (Continued, and to be marked, dated and signed, on the other side)